CADENCE CAPITAL MANAGEMENT LLC

CODE OF ETHICS

Effective January 1, 2011

Version 7

INTRODUCTION

This Code of Ethics (the “Code”) is based on the principle that you, as an officer or employee of Cadence Capital Management LLC (“the Company”) owes a fiduciary duty to the shareholders of the registered investment companies (the “Funds”) and other clients (together with the Funds, the “Advisory Clients”) for which the Company serves as an adviser or sub-adviser. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients.

At all times, you must:

1.	Place the interests of our Advisory Clients first. As a fiduciary, you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients. You may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client. For example, you would violate this Code if you caused an Advisory Client to purchase a security you owned for the purpose of increasing the price of that security. Likewise, in connection with your regular functions and duties, you would violate this Code if you made a personal investment in a security that might be an appropriate investment for an Advisory Client without first considering the security as an investment for the Advisory Client.

2.	Conduct all of your personal securities transactions in full compliance with this Code and the Cadence Insider Trading Policy. The Company encourages you and your family to develop personal investment programs. However, you must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code. Failure to comply with this Code may result in disciplinary action, including termination of employment. In addition, you must comply with the policies and procedures set forth in the Cadence Insider Trading Policy and Procedures, which is attached to this Code as Appendix I. Questions regarding these policies and procedures should be addressed with the Company’s Chief Compliance Officer (“CCO”).

3.	Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, gifts or gratuities from persons seeking business with the Company directly or on behalf of an Advisory Client could call into question the independence of your business judgment. In addition, information concerning the identity of security holdings and financial circumstances of an Advisory Client is confidential. You may not use personal or account information of any client of the Company except as permitted by the Company’s Privacy Policy (Appendix IV to this Code). Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Fiduciary Duties.

4.	Comply with applicable federal securities laws and regulations. In connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Advisory Client, you are not permitted to: (i) defraud such client in any manner; (ii) mislead such client, including making a statement that omits material facts; (iii) engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client; (iv) engage in any manipulative practice with respect to such client; or (v) engage in any manipulative practices with respect to securities, including price manipulation.

I.	COVERED SECURITIES

The following list identifies the “Covered Securities” or “Securities” that are deemed subject to the requirements of the Code:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or shares of closed-end investment companies, or any shares in the Funds (collectively “Mutual Funds”), in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security. The purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

The definition of Securities also includes security futures1 and futures and options on any group or index of Securities (as defined in the Investment Company Act of 1940).

II.	ACCOUNTS COVERED UNDER THE CODE

All accounts where an employee is deemed to have beneficial ownership are subject to the provisions of this Code. For purposes of this Code, Beneficial Ownership shall be interpreted in the same manner as the definition contained in the provision of Section 16 of the Securities Exchange Act of 1934 under Rule 16a-1(a)(2).

Generally, you are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect pecuniary interest in the Securities.

You have a pecuniary interest in Securities if you have the opportunity to directly benefit or share in any profit derived from a transaction in the Securities.

The following are examples of a person having Beneficial Ownership of Securities:

a.	Securities held in the name of the officer or employee of the Company.

b.	Securities held by members of your immediate family sharing the same household.

Immediate family includes any spouse, domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any adoptive relationship1

c.	Your interest as a general partner in Securities held by a general or limited partnership.

d.	Your interest as a manager-member in the Securities held by a limited liability company.

e.	Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

[1]	Please direct any questions concerning the definition of “immediate family” to the Company’s Compliance Officer.

f.	Your ownership of a vested beneficial interest in a trust.

g.	Your status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, a limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have (or share) investment control over the Securities held by the entity.

The final determination of Beneficial Ownership is a question to be determined in light of the facts for each particular case. If in doubt, employees should consult with the Company’s CCO. Additional guidance on Beneficial Ownership can be found in Appendix II.

III.	EXEMPT SECURITIES

The following securities and transactions are exempt from the pre-clearance and certain reporting requirements under the Code (“Exempt Securities”):

A.	Direct obligations of the government of the United States, including fixed income securities issued by agencies or instrumentalities of, or are unconditionally guaranteed by the government of the U.S.

B.	Bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and high quality short-term debt instruments[2].

C.	Shares of money market funds.

D.	Purchases of Covered Securities under a dividend reinvestment plan.

E.	Purchases of Covered Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

F.	Acquisitions or dispositions of Covered Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

G.	Dispositions of Securities of a private issuer, i.e. private placements.

H.	Exchange-traded futures and options on currencies.

I.	Short sales, puts, calls, straddles, or options on any Exempt Security.

J.	Shares of non-proprietary registered open-end investment companies that are not advised or sub-advised by the Company.

[2]	Defined as any instrument that has a maturity at issuance of less than 366 days and that is rated by one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization, including repurchase agreements.

K.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end investment companies.

L.	Exchange-traded futures and options on broadly-based indices.

M.	Purchases or sales up to $100,000 per calendar month per issuer of fixed-income Securities issued by U.S. corporations.

N.	Purchases or sales up to $1,000,000 per calendar month per issuer of fixed-income Securities issued by Qualified Foreign Governments[3].

O.	Other specific transactions as may be exempted by the Company’s CCO based upon a determination that the transaction(s) do not interfere or appear to interfere with making decisions in the best interest of our Advisory Clients. On a case-by-case basis, the CCO may exempt a specific transaction from any of the provisions of this Code except for the provisions set forth in the Reporting and Certification section. All requests to exempt a transaction must be in writing and forwarded to the CCO for approval prior to your executing the transaction.

CAUTION

Qualified Foreign Governments may change from time to time. Accordingly, you may purchase a Covered Security deemed to be an EXEMPT SECURITY only to find that when you wish to sell them, you may not do so without prior approval from the Company’s CCO.

IV.	GENERAL PRE-CLEARANCE REQUIREMENTS

A.	Pre-Clearance Requirements

All of the Company’s employees must pre-clear their personal securities transactions by submitting a Pre-Clearance Request Form via Compliance Science Website. Acquisitions or dispositions of any Exempt Securities and Mutual Fund transactions are not subject to pre-clearance requirements.

B.	Pre-Clearance Approvals

All pre-clearance approvals are effective until the close of business on the day that pre-clearance is given (4:00 P.M EST). If the individual submitting the request wishes to execute a trade in the same Security or an equivalent Security on subsequent days, a new pre-clearance request must be submitted. GTC (good till canceled) orders will not be cleared.

[3]	A Qualified Foreign Government is a national government of a developed country with outstanding fixed-income securities in excess of fifty billion dollars.

V.	PROHIBITED TRANSACTIONS

A.	All Employees. The following restrictions apply to all of the Company’s Employees:

a)	Same day securities may not be purchased or sold by an employee if, at the time of pre-clearance, there is a pending buy or sell order on the relevant trading desk on behalf of an Advisory Client in the same Security or an equivalent Security[4]. Such orders by an employee can only be purchased or sold on the following day that the Advisor Client(s) order has been executed or withdrawn.

b)	Securities may not be purchased or sold if, at the time of pre-clearance, you knew or should have known that an Advisory Client would be trading in the same security or an equivalent Security on the same day.

c)	You may not acquire Beneficial Ownership of any securities in an initial public offering (as defined in Rule 17j-1).

d)	You may not purchase or sell Securities during the period beginning three days before and ending three days after the day on which an Advisory Client trades in the same Security or an equivalent Security.

NOTE: If you pre-clear a Securities transaction prior to the commencement of an Advisory Client trading in the same Security or an equivalent Security, it may not be deemed a violation of this Code unless you knew or should have known that the Advisory Client would be trading in that Security or an equivalent Security within three days after your trade.

e)	You may not profit from the purchase and sale, or sale and purchase, within 30 calendar days, of the same Securities or equivalent Securities (other than Exempt Securities) of which you have Beneficial Ownership. Any such short-term trade must be unwound, or if that is not practical, the profits must be contributed to a charitable organization selected by the Company. NOTE: additional guidance on this restriction can be found in Appendix III.

You are considered to profit from a short-term trade if Covered Securities of which you have Beneficial Ownership are sold for more than the purchase price of the same Securities or equivalent Securities, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.

f)	You are prohibited from transactions involving puts, calls, straddles, options and/or short sales unless the security is an Exempt Security or the transaction is approved by the Company’s CIO and the Company’s CCO.

B.	Trading Restrictions in Registered Open-End Investment Companies

a)	Trading in Mutual Funds where the Company is the Adviser or Sub-Adviser:

Employees may not purchase and sell, or sell and purchase the same Mutual Fund, in any 30-day period, regardless of whether those transactions occurred in a single account (e.g., a brokerage account, a 401(k) account, a deferred compensation account, PIMCO Auto-Invest Program, etc.) or across multiple accounts in which the employee has beneficial interest.

[4]	An equivalent Security of a given Security is (i) a Security issuable upon exercise, conversion or exchange of the given Security, (ii) a Security exercisable to purchase, convertible into or exchangeable for the given Security, or (iii) a Security otherwise representing an interest in or based on the value of the given Security.

i.	This prohibition will not apply, however, with respect to purchases made pursuant to an automatic payroll investment feature in the PIMCO Auto-Invest Program, a deferred compensation, 401(k) or retirement plan (e.g., purchases of mutual fund shares every pay period in an employee’s 401(k) plan). In order to rely on this exception, your investment options in such plans may not be changed more than once each month.

ii.	This prohibition will not apply with respect to automatic reinvestments of dividends, income or interest received from the mutual fund.

iii.	This prohibition will not apply to purchases and sales of a mutual fund security that are made by a fund of funds in which an employee invests, as long as the employee’s operating entity does not manage or sub-advise that fund of funds.

VI.	PRIVATE PLACEMENTS

If you are an “Access Person,” you may not acquire Beneficial Ownership of any Securities in a private placement5, unless you have received prior written approval from the Company’s CCO. Approval will be not be given unless a determination is made that the investment opportunity should not be reserved for one or more Advisory Clients, and that the opportunity to invest has not been offered to you solely by virtue of your position. The form for requesting private placement approval is attached to this Code (Appendix V). Access Person for the purposes of this Code means any director, officer or employee of the Company who, in connection with their regular duties, makes, participates in, or has access to nonpublic information regarding the purchase or sale of Covered Securities by the Advisory Clients, or has access to nonpublic information regarding the portfolio holdings of Mutual Funds advised or sub-advised by the Company.

If you are a “Portfolio Employee” and have acquired Beneficial Ownership of Securities in a private placement, you must disclose your investment when you play a part in any consideration of an investment by an Advisory Client in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by the Company’s CIO or a Portfolio Manager who does not have Beneficial Ownership of any Securities of the issuer. “Portfolio Employee” for the purposes of this Code means any employee of the Company who, in connection with their regular functions and duties, makes, or participates in making, recommendations regarding the purchase or sale of securities on behalf of any Advisory Client, provides information or advice to a portfolio manager, or helps execute a portfolio manager’s recommendations. Generally, Portfolio Employees includes, but is not limited to, portfolio managers, research analysts and traders.

[5]	A private placement is an offering of ownership in a new or secondary issue to a single investor or group of investors. The sale or placement is usually made through an investment banker and the securities’ public resale restricted if they are not registered under the Securities Exchange Act of 1933.

VII.	USE OF BROKER-DEALERS AND BROKERAGE ACCOUNTS

Employees may only maintain a brokerage or trading account with a broker that is able to provide Compliance Science (the Company’s personal trading surveillance provider) with an electronic feed of the employee’s account statements and transactional confirms. The broker dealer must be willing to provide the account number, date of transaction, whether it was a buy/sell, security name, amount of transaction, and the price in such electronic feed.

Most brokers require that the Company provide a Rule “407” letter which acknowledges that your account is held by such broker and requests that the broker provide the Company’s CCO with duplicate client account statements and transactional confirms. The Company’s CCO will execute this letter for any of your beneficially owned accounts.

Employees are not required to comply with the provisions under this section if their brokerage or trading account 1) is fully managed by a third party, and 2) exclusively holds Exempt Securities and is unable to hold any Covered Securities.

VIII.	REPORTING AND CERTIFICATION

A.	Initial Reporting and Certification for New Employees

Within 10 days following the commencement of employment at the Company, all employees are required to complete and submit the Initial Acknowledgement Certification and the Initial Listing of Personal Securities Holdings, Mutual Fund and Brokerage Accounts forms via Compliance Science. The information supplied must be current as of a date no more than 45 days before becoming an employee.

B.	Quarterly Transactional Reporting

All employees that maintain a brokerage or trading account must complete and submit a Quarterly Transaction Report for all “Covered Securities” via Compliance Science within 30 days following the end of each calendar quarter.

C.	Annual Reporting and Certification

Within 10 days following the end of the calendar year, all “active” employees are required to complete and submit the Annual Listing of Securities Holdings, Acknowledgement of Receipt and Compliance Certification form via Compliance Science.

IX.	FIDUCIARY DUTIES

A.	Gifts

No employee of the Company (an “Employee”) shall receive (or give) any gift or other consideration in merchandise, service, or otherwise that is excessive in value or frequency from (or to) any person, firm, corporation, association or other entity (“Outside Entity”) that does business with or on behalf of the Funds, an Advisory Client or the Company.

a.	Gifts and entertainment must be reasonable in terms of frequency and value. It may be reasonable to give or receive gifts at a more frequent basis under certain limited circumstance, i.e. holiday season.

b.	Do not accept gifts, favors, entertainment or other things of value which could influence your decision-making or make you feel beholden to a person or an Outside Entity.

c.	Do not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making an Outside Entity feel beholden to the Company.

d.	Entertainment situations may only be used to foster and promote business relationships with Outside Entities.

e.	You may attend business meals, business related conferences, sporting events and other entertainment events at the expense of the giver, so long as the expense is reasonable and both you and the giver are present.

f.	Gifts should not be sent to an Employee’s home. If they are, the Employee must discourage this practice in the future.

g.	You may not accept or offer air transportation nor may you accept hotel or other accommodations without obtaining prior written approval from the Company’s CCO. You must also obtain prior written approval from your supervisor (the person to whom you report) for all air travel, conferences, and business events that require overnight accommodations.

h.	Under no circumstances should cash gifts or cash equivalents be given to or accepted from an Outside Entity.

B.	Service as Director

If you are a Portfolio Employee, you may not serve on the board of directors or other governing board of a publicly traded entity, unless you have received the prior written approval of the Company’s CCO. Approval will not be given unless a determination is made that your service on the board would be consistent with the interests of the Advisory Clients. If you are permitted to serve on the board of a publicly traded entity, you will be isolated from those Portfolio Employees who make investment decisions with respect to the securities of that entity, through a “Chinese Wall” or other procedures.

C.	Privacy Policy

You must abide by the Privacy Policy (the “Privacy Policy”) which is attached to this Code of Ethics as Appendix IV. The Privacy Policy is designed to protect personal and account information of clients from disclosure to any non-affiliated third parties, except as required or permitted by law or certain circumstances and when duly authorized by the Company’s CCO of the Company. You will be responsible for attesting to your compliance with the Privacy Policy in your Annual Certification of Compliance.

D.	Political and Charitable Contributions

You are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, you must not consider your operating entity’s current or anticipated business relationships as a factor in soliciting political or charitable contributions. All political contributions by one of the Company’s Managing Directors or any other employee who solicits government entities for investment advisory services must be pre-cleared by the Company’s CCO. For any questions relating to political and charitable contributions, you should contact the Company’s CCO.

X.	REMEDIAL ACTION

A.	Material Trading Violations

The Company reserves the right to cancel any trade (without prior notice and at the employee’s expense) or to instruct you to cancel a trade at your expense. The Company may suspend or revoke your trading privileges at any time. Employee trading violations can result in penalties ranging from cancellation of an offending trade to termination of your employment. Any loss from an impermissible trade will be charged to the employee and any profits may be forfeited. Violations may also lead to civil or criminal proceedings and penalties. Failure to pre-clear trades or comply with any of the reporting requirements may result in sanctions including fines. All fines collected will be donated to an approved charity.

B.	Escalation Procedures for Code Violations

1.	An employee will receive a verbal warning upon such employee’s first failure to comply with the requirements of this Code.

2.	An employee will be fined $50 for the second failure to comply with the requirements of this Code.

3.	An employee will be fined $100 for the third failure to comply with the requirements of this Code and for all violations thereafter.

XI.	REPORTING VIOLATIONS

All employees, contractors, subcontractors or agents are required to promptly report “apparent” or “suspected” violations in addition to actual or known violations of the Code to the Company’s CCO. Examples of the types of reporting required include, but are not limited to, noncompliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of the operating entity’s business; material misstatements in regulatory filings, internal books and records, client records or reports; activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the operating entity. All such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code. You are encouraged to seek advice from the Company’s CCO with respect to any action which may violate the Code.

Procedure

Any Reporting Person believing a violation is occurring or has occurred is encouraged to report that information to Cadence’s Chief Compliance Officer. Except as may be required by applicable law, the Chief Compliance Officer shall keep the name of the Reporting Person confidential.

Upon receiving information about a suspected violation, the Chief Compliance Officer shall undertake a preliminary investigation to determine if the information can be substantiated. Reporting Persons will be kept informed of the status of the investigation by the Chief Compliance Officer. The Chief Compliance Officer will report details or the violation to the persons under investigation, appropriate management, and as necessary, other appropriate U.S. federal and state regulatory and law enforcement authorities.

In order to monitor whether the Reporting Person is being subjected to reprisals or retaliation, the Chief Compliance Officer shall from time to time contact the Reporting Person to determine whether any changes in the Reporting Person’s work situation has occurred as a result of providing such information. If the Chief Compliance Officer determines that any reprisal or retaliation has occurred, a report of this shall be made to appropriate management, with agreement of the Reporting Person.

Any Reporting Person who feels he or she has been the subject of reprisal or retaliation because of his or her providing information should immediately notify the Chief Compliance Officer.

Any employee who is dissatisfied with the results of any internal investigation initiated because of their report retains their right to report any good faith violation to appropriate U.S. federal and state regulatory and law enforcement authorities.

Freedom to Report (no retaliation)

Cadence and any officer, employee, contractor, subcontractor, or agent of Cadence, is prohibited from discharging, demoting, suspending, threatening, harassing, or in any other manner discriminating against Reporting Persons in the terms and conditions of employment because of any lawful act done by Reporting Persons to provide information, cause information to be provided, or otherwise assist in an investigation regarding any conduct which the Reporting Persons reasonably believes constitutes a violation. It is the policy of Cadence to encourage Reporting Persons to disclose a violation. Reporting Persons have the option, and are encouraged to report any violation to the Chief Compliance Officer with confidentiality. The policy is intended to create an environment where employees can act without fear of reprisal or retaliation.

XII.	RECORDKEEPING REQUIREMENTS

The Company shall maintain and preserve in an easily accessible place:

A.	A copy of this Code, or any other Code of Ethics, that was in effect within the previous 5 years.

B.	A record of any violation of this Code and of any action taken as a result of such violation for a period of 5 years following the end of the reporting year in which the violation occurs.

C.	A record of any decision, and the reasons supporting the decision, that were used to approve an employee’s trade that was deemed an exception to the provisions of this Code.

D.	A record of all written acknowledgements of receipt of the Code and amendments for each person covered under the Code within the past 5 years. These records must be kept for 5 years after the individual ceases to be an employee of the operating entity.

E.	A copy of each report submitted under this Code for a period of 5 years.

F.	A list of all persons who are, or within the past 5 years were, subject to the reporting requirements of the Code.

G.	A record of any decision, and the reasons supporting the decision, that were used to approve an employee’s investment in a private placement for at least 5 years after the reporting year in which approval was granted.

H.	The following records relating to Rule 206(4)-5 promulgated under the Investment Advisers Act of 1940, as amended shall be kept for at least 5 years beginning March 14, 2011:

1.	The names, titles and business and residence addresses of all covered associates of the investment adviser working at the investment adviser;

2.	All government entities to which the investment adviser provides or has provided investment advisory services in the past 5 years;

3.	All direct or indirect contributions made by the investment adviser or any of its covered associates to an official of a government entity, or direct or indirect payments to a political party of a State or political subdivision thereof, or to a political action committee; and

4.	The name and business address of each regulated person to whom the investment adviser provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf, in accordance with Rule 275.206(4)-5(a)(2).

I.	A record of any decision, and the reasons supporting the decision, that were used to approve an employee’s investment in a private placement for at least 5 years after the reporting year in which approval was granted.

APPENDIX I

CADENCE CAPITAL MANAGEMENT LLC

INSIDER TRADING POLICY AND PROCEDURES

SECTION I. POLICY STATEMENT ON INSIDER TRADING

A.	Policy Statement on Insider Trading

Cadence Capital Management LLC (“Cadence”) forbids any of its officers, directors or employees from trading, either personally or on behalf of others (such as, mutual funds and private accounts managed by Cadence), on the basis of material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading”.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the situation when a person trades while aware of material non-public information or communicates material non-public information to others in breach of a duty of trust or confidence.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)	trading by an insider, while aware of material, non-public information; or

(2)	trading by a non-insider, while aware of material, non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

(3)	communicating material, non-public information to others in breach of a duty of trust or confidence.

This policy applies to every such officer, director and employee and extends to activities within and outside their duties at Cadence. Every officer, director and employee must read and retain this policy statement. Any questions regarding this policy statement and the related procedures set forth herein should be referred to Cadence’s Chief Compliance Officer.

The remainder of this memorandum discusses in detail the elements of insider trading, the penalties for such unlawful conduct and the procedures adopted by Cadence to implement its policy against insider trading.

1.	TO WHOM DOES THIS POLICY APPLY?

This Policy applies to all employees, officers and directors (direct or indirect) of Cadence (“Covered Persons”), as well as to any transactions in any securities participated in by family members, trusts or corporations controlled by such persons. In particular, this Policy applies to securities transactions by:

•	the Covered Person’s spouse;

•	the Covered Person’s minor children;

•	any other relatives living in the Covered Person’s household;

•	a trust in which the Covered Person has a beneficial interest, unless such person has no direct or indirect control over the trust;

•	a trust as to which the Covered Person is a trustee;

•	a revocable trust as to which the Covered Person is a settlor;

•	a corporation of which the Covered Person is an officer, director or 10% or greater stockholder; or

•	a partnership of which the Covered Person is a partner (including most investment clubs) unless the Covered Person has no direct or indirect control over the partnership.

2.	WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is deemed to be material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Although there is no precise, generally accepted definition of materiality, information is likely to be “material” if it relates to significant changes affecting such matters as:

•	dividend or earnings expectations;

•	write-downs or write-offs of assets;

•	additions to reserves for bad debts or contingent liabilities;

•	expansion or curtailment of company or major division operations;

•	proposals or agreements involving a joint venture, merger, acquisition;

•	divestiture, or leveraged buy-out;

•	new products or services;

•	exploratory, discovery or research developments;

•	criminal indictments, civil litigation or government investigations;

•	disputes with major suppliers or customers or significant changes in the relationships with such parties;

•	labor disputes including strikes or lockouts;

•	substantial changes in accounting methods;

•	major litigation developments;

•	major personnel changes;

•	debt service or liquidity problems;

•	bankruptcy or insolvency;

•	extraordinary management developments;

•	public offerings or private sales of debt or equity securities;

•	calls, redemptions or purchases of a company’s own stock;

•	issuer tender offers; or

•	recapitalizations.

Information provided by a company could be material because of its expected effect on a particular class of the company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuses of “material” information reaches all types of securities (whether stock or other equity interests, corporate debt, government or municipal obligations, or commercial paper) as well as any option related to that security (such as a put, call or index security).

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.	WHAT IS NON-PUBLIC INFORMATION?

In order for issues concerning insider trading to arise, information must not only be “material”, it must be “non-public”. “Non-public” information is information which has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an “insider” is also deemed “non-public” information.

At such time as material, non-public information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions. However, for “non-public” information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

To show that “material” information is public, you should be able to point to some fact verifying that the information has become generally available, for example, disclosure in a national business and financial wire service (Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (The Wall Street Journal, The New York Times or Financial Times), or a publicly disseminated disclosure document (a proxy statement or prospectus). The circulation of rumors or “talk on the street”, even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure. The information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

Material non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as “non-public” information which must not be disclosed or otherwise misused. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information possessed by Cadence has yet to be publicly disclosed, the information is deemed “non-public” and may not be misused.

Information Provided in Confidence. It is possible that one or more directors, officers, or employees of Cadence may become temporary “insiders” because of a duty of trust or confidence. A duty of trust or confidence can arise: (1) whenever a person agrees to maintain information in confidence; (2) when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material non-public information expects that the recipient will maintain its confidentiality; or (3) whenever a person receives or obtains material non-public information from certain close family members such as spouses, parents, children and siblings. For example, personnel at Cadence may become insiders when an external source, such as a company whose securities are held by one or more of the accounts managed by Cadence, discloses material, non-public information to Cadence’s portfolio managers or analysts with the expectation that the information will remain confidential.

As an “insider”, Cadence has a duty not to breach the trust of the party that has communicated the “material, non-public” information by misusing that information. This duty may arise because Cadence has entered or has been invited to enter into a commercial relationship with the company, client or prospective client and has been given access to confidential information solely for the corporate purposes of that company, client or prospective client. This duty remains whether or not Cadence ultimately participates in the transaction.

Information Disclosed in Breach of a Duty. Analysts and portfolio managers at Cadence must be especially wary of “material, non-public” information disclosed in breach of corporate insider’s duty of trust or confidence that he or she owes the corporation and shareholders. Even where there is no expectation of confidentiality, a person may become an “insider” upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of a duty of trust and confidence that he or she owes the corporation and its shareholders. Whether the disclosure is an improper “tip” that renders the recipient a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite “personal benefit” may not be limited to a present or future monetary gain. Rather, a prohibited personal benefit could include a reputational benefit, an expectation of a “quid pro quo” from the recipient or the recipient’s employer by a gift of the “inside” information.

A person may, depending on the circumstances, also become an “insider” or “tippee” when he or she obtains apparently material, non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and “tips” from insiders or other third parties.

4.	IDENTIFYING MATERIAL INFORMATION

Before trading for yourself or others, including investment companies or private accounts managed by Cadence, in the securities of a company about which you may have potential material, non-public information, ask yourself the following questions:

i.	Is this information that an investor could consider important in making his or her investment decisions? Is this information that could substantially affect the market price of the securities if generally disclosed?

ii.	To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Financial Times, Reuters, The Wall Street Journal or other publications of general circulation?

Given the potentially severe regulatory, civil and criminal sanctions to which you, Cadence and its personnel could be subject, any director, officer and employee uncertain as to whether the information he or she possesses is “material non-public” information should immediately take the following steps:

i.	Report the matter immediately to Cadence’s Chief Compliance Officer;

ii.	Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by Cadence; and

iii.	Do not communicate the information inside or outside Cadence, other than to Cadence’s Chief Compliance Officer.

After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication or will be allowed to trade and communicate the information.

5.	PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include: civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times, the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Cadence, including dismissal of the persons involved.

SECTION II. PROCEDURES TO IMPLEMENT THE POLICY AGAINST INSIDER TRADING

A.	Procedures to Implement the Policy Against Insider Trading

The following procedures have been established to aid the officers, directors and employees of Cadence in avoiding insider trading, and to aid Cadence in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of Cadence must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

TRADING RESTRICTIONS AND REPORTING REQUIREMENTS

1.	No employee, officer or director of Cadence who is aware of material non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal securities laws may buy or sell securities of that company or otherwise take advantage of, or pass on to others, such material non-public information.

2.	No employee shall engage in a personal securities transaction with respect to any securities of any other company, except in accordance with the specific procedures set forth in Cadence’s Code of Ethics.

3.	Employees shall submit reports concerning each securities transaction in accordance with the terms of the Code of Ethics and verify their personal ownership of securities in accordance with the procedures set forth in the Code of Ethics.

4.	Because even inadvertent disclosure of material non-public information to others can lead to significant legal difficulties, officers, directors and employees of Cadence should not discuss any potentially material non-public information concerning Cadence or other companies, including other officers, employees and directors, except as specifically required in the performance of their duties

B.	Information Barrier Procedures

The Insider Trading and Securities Fraud Enforcement Act in the US require the establishment and strict enforcement of procedures reasonably designed to prevent the misuse of “inside” information. Accordingly, you should not discuss material non-public information about Cadence or other companies with anyone, including other employees, except as required in the performance of your regular duties. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

C.	Resolving Issues Concerning Insider Trading

The federal securities laws, including the US laws governing insider trading, are complex. If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you should contact the Cadence’s Chief Compliance Officer. Until advised to the contrary by the Chief Compliance Officer, you should presume that the information is material and non-public and you should not trade in the securities or disclose this information to anyone.

APPENDIX II

GUIDANCE ON BENEFICIAL OWNERSHIP

1.	Securities Held By Family Members

(a)	Example 1-A:

X and Y are married. Although Y has an independent source of income from a family inheritance and segregates her funds from those of her husbands, Y contributes to the maintenance of the family home. X and Y have engaged in joint estate planning and have the same financial adviser. Since X and Y’s resources are clearly significantly directed towards their common property, they will be deemed to be beneficial owners of each other’s securities.

(b)	Example 1-B:

X and Y are separated and have filed for divorce. Neither party contributes to the support of the other. X has no control over the financial affairs of his wife. Neither X nor Y is a beneficial owner of the other’s securities.

(c)	Example 1-C:

X’s adult son Z lives in X’s home. Z is self-supporting and contributes to household expenses. X is a beneficial owner of Z’s securities.

(d)	Example 1-D:

X’s mother A lives alone and is financially independent. X has power of attorney over his mother’s estate, pays all her bills and manages her investment affairs. X borrows freely from A without being required to pay back funds with interest, if at all. X takes out personal loans from A’s bank in A’s name, the interest from such loans being paid from A’s account. X is a significant heir of A’s estate. X is a beneficial owner of A’s securities.

2.	Securities Held by a Company

(a)	Example 2-A:

O is a holding company with 5 shareholders. X owns 30% of the shares of the company. Although O does no business on its own, it has several wholly-owned subsidiaries which manufacture oil- related products. X has beneficial interest in the securities owned by O.

3.	Securities Held in Trust

(a)	Example 3-A:

X is trustee of a trust created for his two minor children. When both of X’s children reach 21, each will receive an equal share of the corpus of the trust. X is a beneficial owner of the securities in the trust.

(b)	Example 3-B:

X is trustee of an irrevocable trust for his daughter. X is a director of the issuer of the equity securities held by the trust. The daughter is entitled to the income of the trust until she is 25 years old, and is then entitled to the corpus. If the daughter dies before reaching 25, X is entitled to the corpus. X should report the holdings and transactions of the trust as his own.

APPENDIX III

GUIDANCE ON SHORT TERM PROFIT RECOVERY

Section V.A(e) of the Code provides for the disgorgement of any profit realized by an employee of Cadence Capital Management LLC (“Cadence”) on transactions in the same or equivalent security within 30 days. This applies to the purchase and sale (or sale and purchase) of a security within a 30-day period in any beneficially owned account.

The following are various questions and answers to help you understand this provision. If you have any further questions regarding this provision, you should contact Cadence’s Chief Compliance Officer.

Q.	How is the 30-day period measured?

A.	A purchase or sale is ordinarily deemed to occur on trade date. If the purchase is considered to be made on day 0, day 31 is the first day a sale of those securities may be made without regard to the profit of recovery rule.

Q.	How are profits measured when there is a series of purchases and sales within the 30 calendar day period?

A.	A series of purchases and sales will be measured on a first-in, first-out basis until all purchases and sale transactions within a 30-day period are matched. The sum of the profits realized on these paired purchases and sales will be subject to disgorgement. No reduction will be made for losses.

Q.	In calculating the amount of profit that can be recovered, does it matter in what order the transactions occur?

A.	No, even if the sale precedes the purchase, these transactions will be matched if they occur with a 30-day period.

Q.	Is the short sale of a security considered a sale?

A.	Yes, a short sale is considered a sale for all purposes (reporting, pre-clearance, and the 30-day profit recovery rule). It is important to keep in mind that when the profits are computed under the 30-day rule, the order of the transactions is not relevant in calculating profit; for example, a sale (or short sale) can be matched against a subsequent purchase. Please note that naked short sales are prohibited under the Code of Ethics.

Derivative Transactions

For the purposes of reporting, pre-clearance and the 30-day profit recovery rule, a transaction in any put or call option (except an option on an Exempt Security or index) or any future on a security (except a future on an Exempt Security or index), will be treated as a derivative transaction. For the purposes of this Code, derivative transactions will be divided into two categories: “call equivalent positions” and “put equivalent positions”. A “call equivalent position” is treated as a purchase of the underlying security. Conversely, a “put equivalent position” is treated as a sale of the underlying security. Please note that writing or acquiring naked options are prohibited under the Code of Ethics.

APPENDIX IV

CADENCE CAPITAL MANAGEMENT LLC

PRIVACY POLICY

Cadence considers customer privacy to be a fundamental aspect of our relationship with clients. We are committed to maintaining the confidentiality, integrity, and security of our current, prospective and former clients’ personal information. We have developed policies designed to protect this confidentiality, while allowing client needs to be served.

In the course of providing you with products and services, we may obtain non-public personal information about you. This information may come from sources such as account applications and other forms, from other written, electronic or verbal correspondence, from your transactions, from your brokerage or financial advisory firm, financial adviser or consultant, and/or from information captured on our internet web sites.

We do not disclose any personal or account information provided by you or gathered by us to non-affiliated third parties, except as required or permitted by law or as otherwise described in our Form ADV which will be provided upon request. Cadence may delegate investment management responsibilities to other of its investment management affiliates and share information with them to the extent necessary to accomplish these limited purposes. As is common in the industry, non-affiliated companies may from time to time be used to provide certain services, such as preparing and mailing prospectuses, reports, account statements and other information, conducting research on client satisfaction, conducting performance analyses and gathering and voting shareholder proxies. We may also retain non-affiliated companies to market our products and enter in joint marketing agreements with other companies. These companies may have access to your personal and account information, but are permitted to use the information solely to provide the specific service or as otherwise permitted by law. We may also provide your personal and account information to your brokerage or financial advisory firm and/or to your financial adviser or consultant.

We do reserve the right to disclose or report personal information to non-affiliated third parties in limited circumstances where we believe in good faith that disclosure is required under law, to cooperate with regulators or law enforcement authorities, to protect our rights or property, or upon reasonable request by any mutual fund in which you have chosen to invest. In addition, we may disclose information about you or your accounts to a non-affiliated third party at your request.

APPENDIX V

CADENCE CAPITAL MANAGEMENT LLC

PRIVATE PLACEMENT APPROVAL REQUEST FORM

(MUST ATTACH A COPY OF TH EPRIVATE PLACEMENT MEMORANDUM, OFFERING MEMORANDUM OR ANY OTHER RELEVANT DOCUMENTS)

Date Submitted:     /    /                            Employee Name:

Dpt/Job Title:                                          Entity/Employee Group:

1.	Name of the Sponsor’s corporation, partnership or other entity:

a)	Name of private placement:

2.	The sponsor’s corporation, partnership, or other entity is: ☐ Public ☐ Private

3.	Describe the business to be conducted by the issuer of the private placement:

4.	Nature of your participation: ☐ Stockholder ☐ Selling Agent ☐ General Partner ☐ limited partner

                                                               ☐  Other:

5.	Have you received, or will you receive “selling compensation” in connection with the transaction? ☐ YES ☐ NO If yes, describe the nature of your compensation:

6.	Size of offering (if a fund-provide size of fund):

7.	Size of your participation as a percentage of total shares or units outstanding:

8.	Have you or do you intend to recommend, refer, or solicit others in any way in connection with this investment? ☐ YES ☐ NO

If Yes, please describe:

9.	Has this private placement been made available to any client account where either you, or the person you report to, exercise investment discretion? ☐ YES ☐ NO

If no, state why:

10.	Describe how you became aware of this private placement:

11.	To the best of your knowledge, will this private placement result in an IPO within the next 12-18 months? ☐ YES ☐ NO

Approved ☐     Disapproved ☐                                                        Date:     /    /

                                                       Division Head Signature

Approved ☐     Disapproved ☐                                                        Date:     /    /

                                                       Chief Compliance Officer